Magellan Gold Extends Option to Purchase Flotation Plant in Mexico

FOR IMMEDIATE RELEASE                    August 1, 2017

Reno, Nevada – Magellan Gold Corporation (OTCQB:  MAGE) (“Magellan” or “the Company”) is pleased to announce it has reached agreement with Rose Petroleum plc (AIM: ROSE) (“Rose”) to extend the Company’s option to purchase a flotation plant and associated assets, licenses and agreements (together, the “SDA Mill") located in the State of Nayarit, Mexico. Total consideration for the the purchase is US$1.5 million, consisting of $1.0 million in cash and $500,000 in Magellan stock, of which $100,000 in cash was paid on May 31, 2017. The mill has a history of producing precious metals dating back for ten years and its normal operation is based on sales of flotation concentrates to smelters. The Company paid an initial $50,000 option payment and announced a MOU on March 6, 2017.

Under terms of the option extension, Magellan has the obligation by August 15, 2017, to deliver executed irrevocable bridge loan commitments representing not less than $900,000 in cash required to fund the transaction. Also under terms of the extension, for the months of August and September 2017, Magellan must reimburse Rose for mill employee and maintenance costs of approximately $25,000 per month. The August reimbursement payment is due by August 4, 2017.

Upon Magellan delivering the irrovocable bridge loan commitments by August 15, 2017, closing of the transaction still will be subject to satisfaction of a number of conditions, the most important of which include legal restructuring of Mexican ownership of the SDA Mill, Rose’s shareholder approval if required, and completion of the final definitive agreement. The parties are targeting closing to occur by the end of September 2017, however there can be no assurance that the purchase of the mill will be completed.

Milling activity at the SDA mill currently is on hold pending the completion of this transaction.

The Company’s strategy following the acquisition will be to resume processing operations, build production and increase cash flow. A key objective will be to secure high-grade feed sources. The mill lies within the rich Sierra Madre Occidental mineralized belt, which historically has yielded millions of ounces of precious metals and offers multiple high-grade gold and silver epithermal vein opportunities.

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is a US public enterprise focused on the exploration and development of precious metals.  The Company has obtained an option to acquire the SDA flotation plant in the State of Nayarit, Mexico, and controls two precious metals exploration properties located in Arizona and in Peru.

The 100% owned Silver District Property in southwest Arizona comprises over 2,000 acres covering the heart of the historic Silver District.  The property contains a near-surface historical drilled resource of 16 million ounces of silver and exhibits exploration promise for significant expansion.  The Niñobamba Silver-Gold Property in central Peru, on which the Company has the right to earn a 50% interest, covers 9,027 acres and demonstrates potential for a large, bulk tonnage, silver-gold deposit.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant "reserves." Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.”  Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.  Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contacts:

Magellan Gold Corporation

Pierce Carson (505) 463-9223

John Power (707) 884-3766